EXHIBIT INDEX

Exhibit h(6)   Transfer Agency Agreement, dated February 1, 1999.

Exhibit (i)    Opinion and Consent of Counsel.

Exhibit (p)(1) Directors' Power of Attorney, dated January, 14, 1999.

Exhibit (p)(2) Officers' Power of Attorney to sign amendments, dated
               March, 1, 1999.

Exhibit (p)(3) Trustees Power of Attorney, dated January 14, 1999.

Exhibit (p)(4) Officers' Power of Attorney, dated March 1, 1999.